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                                                                    Exhibit 99.1

     QUEST DIAGNOSTICS INCREASES SHARE REPURCHASE AUTHORITY BY $300 MILLION
                      AND DECLARES QUARTERLY CASH DIVIDEND

TETERBORO, N.J., July 22, 2004--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that its Board of Directors increased the company's share repurchase authorization by an additional $300 million. In addition, the Board declared a quarterly cash dividend on Quest Diagnostics common stock of $0.15 per share, payable on October 22, 2004 to shareholders of record on October 8, 2004.

Through June 30, 2004, the company had repurchased $529 million of common stock of the $600 million previously authorized. The expansion of the repurchase program is expected to have no impact on the company's growth strategy or its ability to finance future growth. The company had approximately 102 million shares outstanding as of June 30, 2004.

"The expansion of our share repurchase program provides another means to return value to our shareholders," said Surya N. Mohapatra, Ph.D., President and Chief Executive Officer. "The Board's actions reflect a high level of confidence in the company's financial strength and our ability to continue generating strong cash flows."

Quest Diagnostics will hold its second quarter conference call on July 22 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10 A.M. on July 22 through 11 P.M. on August 20 to investors in the U.S. by dialing 800-294-0997. Investors outside the U.S. may dial 402-220-9755. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and provides advanced information technology solutions to improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2003 Form 10-K and subsequent filings.


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